Exhibit 99.1

Contact:	Anne Bugge	(425) 951-1378
	Mike Schuh	(206) 951-1224

SONOSITE ANNOUNCES RECORD FIRST QUARTER RESULTS

Company Reports Revenue Growth of 23% and EPS of $0.07
Conference Call Today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA -- April 28, 2008 -- SonoSite, Inc. (NasdaqGS:SONO),  the world leader and specialist  in hand-carried ultrasound for the point-of-care, today reported record financial results for the first quarter ended March 31, 2008.

Worldwide revenue in the first quarter of 2008 grew 23% to $52.5 million compared with the first quarter of 2007. Changes in foreign currency rates increased worldwide revenue by approximately 4%.   Compared to the first quarter of 2007, international revenue grew 32% and US revenue grew 12%.  In the US, hospital revenue grew 16% and office revenue grew 33%. The overall US growth rate was offset by an expected decline in US enterprise revenue of 17%.

For the first quarter of 2008, SonoSite reported net income of $1.2 million, or $0.07 per diluted share, compared with a net loss of $563,000 or $0.03 per share for the first quarter in 2007.  Net income in the quarter included a one-time, pre-tax charge of $675,000 for integration of the former MarketBridge physician office channel and the elimination of overhead within the company's marketing, general and administrative structure. Cash flow from operations was $7.3 million in the quarter.

"The year is off to an excellent start and we are on track to achieve our growth and profitability objectives for 2008," said Kevin M. Goodwin, SonoSite President and CEO.  "We saw good momentum across our major markets driven by strong reception to our new products which accounted for over 40% of the quarter's revenue."

"The international group continued their blistering pace and marked the sixth consecutive quarter of growth exceeding 20%," Mr. Goodwin said. "In the US, we saw good performance in the hospital and office sectors immediately after integrating these channels inside the company during the first quarter. We are looking forward to a year of continued progress in the US."

In the first quarter, gross margin grew to 72% compared with 70% in the first quarter of 2007 and reflected the positive impact of the company's new fourth generation products, the M-Turbo (TM) and S Series (TM) products introduced in October 2007, as well as the favorable impact of foreign currency rates. Operating expenses grew 10% to $35.4 million (including the previously mentioned one-time charge) compared with the same period in 2007.  Changes in foreign currency rates and the one-time charge increased operating expenses by 4%.

As of March 31, 2008, cash, cash equivalents and investments were $315.9 million.

Company Outlook

SonoSite management updated its 2008 financial objectives. Management's "base plan" is to achieve revenue growth of at least 15%, gross margins of approximately 70% and operating margins of 9 - 10%. Due to lower market interest rates, the company expects interest income to be offset by interest expense in 2008. The company expects to have a tax rate of approximately 39% for the year, virtually all of which is a non-cash item. Income taxes are largely a non-cash expense due to unused net operating loss carryforwards.The company reiterated its target to achieve a 15% operating margin in 2009.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the "Investors" Section of SonoSite's website at www.sonosite.com.  A replay of the audio webcast will be available beginning April 28, 2008, at 4:30 pm (PT) until May 23, 2008, at 12:00 midnight (PT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code 8481608 is required to access the replay.  The call will also be archived on SonoSite's website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.   Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 600 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners and other sales channels  to market and sell our products, the impact of patent litigation, our ability to execute our acquisition strategy, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007 on the market price of our common stock, and as well as other factors contained in the Item 1A. "Risk Factors" section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended
	March 31,
	2008	2007

Revenue	$52,499	$42,795
Cost of revenue	14,659	12,875

Gross margin	37,840	29,920
Gross margin percentage	72.1%	69.9%

Operating expenses:
Research and development	6,197	6,143
Sales, general and administrative	29,249	26,025

Total operating expenses	35,446	32,168

Operating income (loss)	2,394	(2,248)

Other income (loss), net	(151)	1,302

Income (loss) before income taxes	2,243	(946)

Income tax benefit (provision)	(998)	383

Net income (loss)	$1,245	$(563)

Net income (loss) per share:
Basic	$0.07	$(0.03)

Diluted	$0.07	$(0.03)

Weighted average common and potential
common shares outstanding:
Basic	16,770	16,494

Diluted	17,406	16,494

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	March 31, 2008	December 31, 2007

Cash and cash equivalents	$171,857	$188,701
Short-term investment securities	141,358	119,873
Accounts receivable, net	53,071	60,954
Inventories	33,090	29,740
Deferred income taxes, current	12,944	13,138
Prepaid expenses and other current assets	3,434	7,759

Total current assets	415,754	420,165

Property and equipment, net	9,517	10,133
Investment securities	2,715	1,257
Deferred income taxes	12,444	12,959
Intangible assets, net	16,349	16,346
Other assets	10,248	9,521

Total assets	$467,027	$470,381

Accounts payable	$5,863	$8,868
Accrued expenses	19,212	24,431
Deferred revenue, current portion	3,361	3,502
Deferred tax liability, current	115	115

Total current liabilities	28,551	36,916

Long-term debt	225,000	225,000
Deferred tax liability	4,528	4,528
Other liabilities, net of current portion	11,706	11,075

Total liabilities	269,785	277,519

Shareholders' equity:
Common stock and additional paid-in capital	239,023	236,325
Accumulated deficit	(43,648)	(44,893)
Accumulated other comprehensive income	1,867	1,430

Total shareholders' equity	197,242	192,862

Total liabilities and shareholders' equity	$467,027	$470,381

Condensed Consolidated Statements of Cash Flow
(in thousands except per share data) (unaudited)
	Three Months Ended
	March 31,
	2008	2007

Operating activities:
Net income (loss)	$1,245	$(563)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,064	1,103
Stock-based compensation	1,879	1,920
Deferred taxes and other adjustments	1,004	(1,321)
Changes in working capital	2,142	9,560

Net cash provided by operating activities	7,334	10,699

Investing activities:
Investment securities, net	(22,321)	777
Purchases of property and equipment	(355)	(1,050)
Earn-out consideration associated with SonoMetric acquisition	(921)	(654)

Net cash used in investing activities	(23,597)	(927)

Financing Activities:
Exercise of stock options	685	1,564

Net cash provided by financing activities	685	1,564

Effect of exchange rate changes on cash and cash equivalents	(1,266)	(222)

Net change in cash and cash equivalents	(16,844)	11,114
Cash and cash equivalents at beginning of period	188,701	45,673

Cash and cash equivalents at end of period	$171,857	$56,787